55 Technology Way • West Greenwich, Rhode Island 02817 USA • Telephone: 401 392-1000

• Fax: 401 392-1234 • Website: WWW.GTECH.COM

For Immediate Release	Contact:	Robert K. Vincent
April 14, 2005		Public Affairs
GTECH Corporation
401-392-7452

GTECH ANNOUNCES RECORD REVENUES AND EARNINGS FOR FISCAL 2005

Company Provides Update on Recent Developments in Brazil

WEST GREENWICH, RI – (April 14, 2005) – GTECH Holdings Corporation (NYSE: GTK) today announced fourth quarter and year-end earnings for the fiscal year ended February 26, 2005.

“GTECH’s fourth quarter and full-year results provide further validation that our business is operationally sound, financially strong, and strategically on track,” said GTECH President and CEO W. Bruce Turner. “We enjoyed significant growth in total revenues in both the quarter and the year, driven by the continued strength in same store sales and strong product sales. We also met our overall financial goals and objectives, despite the unexpected revenue holdback in Brazil.”

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“We are pleased with the strong operating performance of the business in fiscal 2005, despite several challenges,” said GTECH Senior Vice President and CFO Jaymin B. Patel. “The outlook for fiscal 2006 is promising, and we remain excited about the future. Our significant successes in the marketplace over the past 12 months position us well for continued growth, and provide confidence in our ability to achieve our long-term goals of profitability and value creation for our shareholders.”

Operating Results

Revenues for the fourth quarter of fiscal 2005 were $337.9 million, up 20.9% over revenues of $279.6 million in the fourth quarter of fiscal 2004. Net income was $43.8 million, or $0.34 per diluted share, down 8.3% from net income of $47.8 million, or $0.36 per diluted share for the same period last year.

Revenues for fiscal 2005 were $1.26 billion, up 19.6% over revenues of $1.05 billion in fiscal 2004. Net income was $196.4 million, or $1.50 per diluted share, up 7.2% over net income of $183.2 million, or $1.40 per diluted share, for the same period last year.

Net income in fiscal 2005 includes a one-time, after-tax gain of $7.0 million, or approximately $0.05 per diluted share, associated with the sale of the Company’s 50% interest in Gaming Entertainment (Delaware) L.L.C. Net income in fiscal 2004 includes a one-time, after-tax gain of $3.3 million, or approximately $0.03 per diluted share, from the consolidation of the partnership that owns the Company’s corporate headquarters in West Greenwich, Rhode Island.

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Earnings per share and dividends per share have been restated to reflect the 2-for-1 common stock split effected in the form of a stock dividend, which was distributed on July 30, 2004, to shareholders of record as of July 1, 2004.

As required by EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” which became effective in December 2004, diluted earnings per share for fiscal 2004 and 2003 have been restated from $1.42 per share to $1.40 per share and $1.21 per share to $1.11 per share, respectively. EITF 04-8 requires that all 12.7 million shares underlying the Company’s 1.75% Convertible Debentures be included in diluted earnings per share computations, if dilutive, regardless of whether the contingency has been met.

Cash Flow and Investments

During fiscal 2005, the Company generated $375.2 million of cash from operations. This cash, along with cash generated by the sale of available-for-sale investment securities, was principally used to fund the Spielo Manufacturing Incorporated, Leeward Islands Lottery Holding Company, Inc. (LILHCo), and BillBird S.A. acquisitions of $200.7 million and to fund $245.6 million of systems, equipment, and other assets relating to contracts. In addition, the Company issued $300 million of Senior Notes during fiscal 2005; repaid the remaining $90.0 million of the Company’s 7.87% Senior Notes; repurchased $120.7 million, or 5.3 million shares of the Company’s common stock; and paid cash dividends of $39.8 million. At February 26, 2005, the Company had $94.4 million of cash and cash equivalents and $196.8 million of short-term investment securities on hand.

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At the end of fiscal 2005, the Company had no borrowings under its $500 million senior revolving credit facility.

Developments in Brazil

The Company has recently received written confirmation of an appellate court decision concerning an appeal of a lower court’s order freezing GTECH’s Brazilian assets and imposing a 30% withholding of GTECH’s fees from Caixa Economica Federal (Caixa) as indemnification for potential future liabilities should a civil suit brought by the Public Ministry prevail. GTECH has aggressively defended against the civil suit which the Company believes is based on outdated and faulty information. The three judge panel that heard the appeal issued a unanimous ruling granting partial relief to GTECH that reverses a substantial portion of the withhold-and-freeze order and discontinues future withholding. At the end of fiscal 2005, the amount withheld by Caixa from GTECH was approximately BRR68 million or US$26 million. The court ordered amounts in excess of BRR40 million should be returned to the Company. As of today, the Company is awaiting the return of withholdings which amount to BRR38 million or US$14 million, representing excess funds held in escrow as of April 8, 2005.

The appellate court decision is subject to appeal by the Federal Attorneys through a motion for clarification. If such a motion is not granted, the next level of appeal is to the Supreme Judicial Court, the highest level appellate court for civil matters.

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As background, GTECH’s contract with Caixa expires on May 14, 2005. Caixa has announced an aggressive plan to implement a new business model that includes the in-house development of its own central system application, a phased de-installation of GTECH retailer terminals, and the eventual takeover of operations from GTECH. Caixa has conducted four commodities auctions for various products and services and is completing its vendor contracting process.

GTECH elected not to participate in the commodity procurements. Caixa has also publicly expressed its intent to enter into a new contract with GTECH or extend its current contract to assist in the migration process. Negotiations have recently begun.

The Company will issue updates as appropriate with respect to developments on the recent court ruling and contract negotiations.

Financial Outlook

The Company provided guidance for the full year and first quarter of fiscal 2006.

For the fiscal year ending February 25, 2006, the Company expects service revenue growth in the range of 8% to 10%, reflecting a 5% to 6% increase in same store sales, the net effect of contract wins and the impact of acquisitions, offset by a number of factors, including contractual rate changes and fluctuations in certain foreign exchange rates against the U.S. Dollar. The Company expects product sales in the range of $180 million to $210 million.

GTECH expects service margins of approximately 40% and product margins in the range of 38% to 40%.

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The Company expects the full year tax rate to be approximately 35%.

Based upon this outlook, the Company believes that earnings per share will be in the range of $1.53 to $1.58 for fiscal year 2006, excluding the impact of the adoption of SFAS 123R, share-based payment, which may require companies to expense stock options beginning in the third quarter of the Company’s current fiscal year. If GTECH were to adopt this new accounting mandate at that time, it believes fully diluted earnings per share would be in the range of $1.50 and $1.55 per share.

For the first quarter of fiscal 2006, ending May 28, 2005, the Company expects service revenues to increase 5% to 7%, versus the first quarter of last year, and product sales in the range of $30 million to $35 million. GTECH expects both service and product margins in the range of 38% to 40%. The Company expects the effective tax rate to be 36% in the first quarter. Based upon this outlook, the Company expects earnings per share to be in the range of $0.33 to $0.36 per share. This compares to the $0.40 per share reported in the first quarter of fiscal 2005, which included a one-time gain associated with the sale of the Company’s interest in Harrington Raceway in Delaware. Excluding that gain, recurring earnings per share for the first quarter of fiscal 2005 were $0.35.

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In giving guidance, the Company noted that ongoing developments in Brazil could positively impact both the outlook for the first quarter and full fiscal year. As the situation is fluid, the Company indicated it would not include the potential impact in current guidance until the situation becomes more certain. However, it noted that under certain assumptions, incremental service revenues for the fiscal year ending February 25, 2006 could be in the range of $25 million to $35 million, and incremental earnings per share in the range of $0.07 to $0.12. Those assumptions include:

•	Receipt of 100% of its Caixa-related service revenues during the fiscal year;
•	Release of $14 million from the escrow account, including $11 million relating to the fiscal 2005 holdback;
•	Negotiating a one-year extension with Caixa that would conform to Caixa’s public goals to accelerate the de-installation of GTECH terminals; and
•	Impact of potential incremental (non-Brazil) investments currently being contemplated, in the range of $8 million to $10 million.

In the event that the court order is upheld and the Company receives all monies due by the end of May, $15 million to $20 million in incremental service revenues would occur in the first quarter and the impact to fully diluted earnings per share would be $0.06 to $0.08. The balance would accrue evenly throughout the remainder of the fiscal year. The Company will provide updates as appropriate.

Fourth Quarter and Full Year Highlights

In the fourth quarter and full year of fiscal 2005, GTECH reasserted its technology leadership and made significant strategic progress on all sides of the business – Lottery, Gaming Solutions, and Commercial Services.

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During the quarter, GTECH was selected by the New Zealand Lottery as the lead bidder for a complete lottery system conversion to include a new integrated online and instant lottery system and new terminals, following a competitive procurement. The Company also signed a two-year contract extension to provide online lottery products and services for the Argentine National Lottery. In addition, GTECH’s subsidiary Spielo will provide Sweden’s Svenska Spel with 2,000 next-generation wide area video lottery terminals (VLTs).

Also in the quarter, GTECH further strengthened its corporate leadership and governance with the appointments of Walter DeSocio as Senior Vice President, General Counsel, and Corporate Secretary; and Paget Alves as a new member of its Board of Directors. In addition, GTECH’s Board was named the Top Performing Board of Directors in Gaming by HVS Executive Search, an international executive recruiting and compensation consulting firm specializing in the gaming, lodging, and restaurant/retail industries.

During fiscal 2005, GTECH was awarded online lottery contracts in Missouri, Thailand, Mexico, Finland, Switzerland, and Germany (Thuringen). ONCE in Spain ordered a total of 12,000 additional handhelds terminals, adding to the existing base of 7,000 handhelds. Singapore Pools also signed a five-year contract with GTECH for ES Connect™ and ES Connect™ B2B. In addition, lottery contracts were extended in Minnesota, Oregon, Colorado, Luxembourg, South Australia, and Turkey.

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Also during the fiscal year, customers in Atlantic (Canada), Jamaica, and Italy awarded GTECH contracts to supply video lottery (or gaming) central system solutions and related services. In December, the Multi State Lottery Association (MUSL) selected GTECH to supply equipment and service for the first ever multi-vendor, multi-state video lottery Wide Area Progressive (WAP) solution. Spielo was also selected to provide the Oregon Lottery with approximately 2,000 PowerStation 5™ VLTs. Shortly after the close of the fiscal year, GTECH was chosen to supply the video central control system by the Pennsylvania Department of Revenue in a highly competitive procurement process.

GTECH received contracts for Instant Ticket Vending Machines (ITVMs) from lotteries in Virginia, Illinois, Washington, and Maine, further validating the Interlott brand. Moreover, the Arizona and New Mexico lotteries extended the Company’s ITVM contracts for three years and two years, respectively.

Also in the year, GTECH successfully implemented new online systems for lotteries in Tennessee, Florida, Germany (WestLotto), and Sri Lanka.

In the Commercial Services vertical, GTECH continued to expand its services offerings around the globe. GTECH’s subsidiary PolCard exceeded expectations on all fronts, signing on with three new bank customers and three additional national merchant accounts.  In the third quarter of the year, GTECH acquired BillBird, a leading bill payment and prepay company in Poland.  Since that time, BillBird has increased transactions per retailer 21%, and grown the overall retail base from 1,849 to approximately 6,600 VIA™ branded retail points-of-presence.

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Additionally, GTECH began selling prepaid mobile phone top-ups through lottery terminals in Barbados and in Lithuania. In Trinidad and Tobago, the sale of prepaid mobile phone top-ups and bill payments also commenced.

“GTECH scored major successes across all three vertical markets: Lottery, Gaming Solutions, and Commercial Services, in fiscal 2005,” continued Mr. Turner. “All told, we won a record 32 new contracts, including extensions and re-bids, the total contract revenue value of which is estimated to be between $635 million and $690 million.”

Fiscal 2005 was a year of major strategic progress, as well, with successful acquisitions in all three vertical markets.

“In addition to BillBird, we strengthened our lottery presence in the Caribbean with the acquisition of LILHCo, and our Gaming Solutions strategy took a big leap forward when we entered into an agreement with the Gauselmann Group of Germany to purchase a 50 percent controlling equity interest in Atronic, one of the world’s leading video slot machine manufacturers,” said Mr. Turner.

Certain statements contained in this press release are forward looking statements within the meaning of the United States Private Litigation Reform Act of 1995. We identify forward looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project,” or similar words that refer to the future. Such statements include, without limitation, statements related to: (i) the future prospects for and stability of the lottery industry and other businesses in which we are engaged or expect to be engaged, (ii) our future operating and financial performance (including, without limitation, expected future growth in revenues, profit margins and earnings per share), (iii) our ability to retain existing business and to obtain and retain new business; (iv) our ability to realize the anticipated benefits of our acquisitions and (v) the results and effects of legal proceedings. Such forward looking statements reflect management’s assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

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These risks and uncertainties include, but are not limited to, those set forth above, in our subsequent press releases and on reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) government regulations and other actions affecting the online lottery industry could have a negative effect on our business and sales; (ii) we may be subject to adverse determinations in legal proceedings (including previously announced legal proceedings in Brazil) which could result in substantial monetary judgments or reputational damage; (iii) our lottery operations are dependent upon our continued ability to retain and extend our existing contracts and win new contract; (iv) slow growth or declines in sales of online lottery goods and services could lead to lower revenues and cash flows; (v) we derive over half of our revenues from foreign jurisdictions (including over 7.4% in fiscal 2005 from Brazilian operations) and are subject to the economic, political and social instability risks of doing business in foreign jurisdictions; (vi) our results of operations are exposed to foreign currency exchange rate fluctuations which could result in lower revenues, net income and cash flows when such results are translated into U.S. Dollar accounts; (vii) we have a concentrated customer base and the loss of any of our larger customers (or lower sales from any of these customers) could lead to lower revenue; (viii) our quarterly operating results may fluctuate significantly; (ix) we operating in a highly competitive environment and increased competition may cause us to experience lower net cash flows or to lose contracts; (x) we are subject to substantial penalties for failure to perform under our contracts; (xi) we may not be able to respond to technological changes or to satisfy future technology demands of our customers in which case we could fall behind our competitors; (xii) if we are unable to manage potential risks related to acquisitions, our business and growth prospects could suffer; (xiii) expansion of the gaming industry faces opposition which could limit our access to some markets; (xiv) our business prospects and future success depend upon our ability to attract and retain qualified employees; (xv) our business prospects and future success rely heavily upon the integrity of our employees and executives and the security of our systems; (xvi) our dependence on certain suppliers creates a risk of implementation delays if the supply contract is terminated or breached, and any delays may result in substantial penalties and (xvii) our non-lottery ventures, which are an increasingly important aspect of our business, may fail.

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GTECH, a leading global information technology company with over $1 billion in revenues and 5,300 people in over 50 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company’s core market is the lottery industry, with a growing presence in commercial gaming technology and financial services transaction processing. For more information about the Company, please visit GTECH’s website at http://www.gtech.com.

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Consolidated financial statements to follow:

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GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

	Fourth Quarter
	Fiscal Year Ended
	February 26,	February 28,
	2005	2004
	(Dollars in thousands, except per share amounts)
Revenues:
Services	$264,298	$264,689
Sales of products	73,570	14,887
	337,868	279,576
Costs and expenses:
Costs of services	164,897	146,246
Costs of sales	53,996	8,693
	218,893	154,939

Gross profit	118,975	124,637

Selling, general and administrative	29,989	29,594
Research and development	13,818	15,896
Operating expenses	43,807	45,490

Operating income	75,168	79,147

Other income (expense):
Interest income	1,657	2,030
Equity in earnings of unconsolidated affiliates	403	116
Other expense	(1,175)	(1,448)
Interest expense	(7,470)	(3,922)
	(6,585)	(3,224)

Income before income taxes	68,583	75,923

Income taxes	24,740	28,092

Net income	$43,843	$47,831

Basic earnings per share	$0.38	$0.40

Diluted earnings per share	$$0.34	$0.36

Weighted average shares outstanding - basic	115,555	118,280

Weighted average shares outstanding - diluted	131,075	134,735

Dividends per share - common stock	$$0.085	$0.085

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

	Fiscal Year Ended
	February 26,	February 28,	February 22,
	2005	2004	2003
	(Dollars in thousands, except per share amounts)
Revenues:
Services	$1,017,683	$$957,471	$$868,896
Sales of products	239,552	93,859	109,894
	1,257,235	1,051,330	978,790
Costs and expenses:
Costs of services	616,633	537,839	535,041
Costs of sales	157,974	59,226	78,943
	774,607	597,065	613,984

Gross profit	482,628	454,265	364,806

Selling, general and administrative	117,253	109,092	96,130
Research and development	52,559	57,318	42,852
Special credit	-	-	(1,121)
Operating expenses	169,812	166,410	137,861

Operating income	312,816	287,855	226,945

Other income (expense):
Interest income	4,615	5,733	3,837
Equity in earnings of unconsolidated affiliates	2,812	6,236	7,376
Other income	5,356	1,889	2,175
Interest expense	(19,213)	(10,919)	(11,267)
	(6,430)	2,939	2,121

Income before income taxes	306,386	290,794	229,066

Income taxes	109,992	107,594	87,045

Net income	$196,394	$$183,200	$$142,021

Basic earnings per share	$1.68	$1.57	$1.24

Diluted earnings per share	$1.50	$1.40	$1.11

Weighted average shares outstanding - basic	116,739	116,464	114,162

Weighted average shares outstanding - diluted	132,559	132,625	129,509

Dividends per share - common stock	$0.34	$$0.255	$-

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	February 26,	February 28,	February 22,
	2005	2004	2003
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$196,394	$183,200	$142,021
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	145,999	115,324	133,452
Intangibles amortization	12,616	3,735	4,733
Deferred income taxes benefit (provision)	34,740	59,457	(1,567)
Tax benefit related to stock award plans	11,254	10,432	8,037
Minority interest	3,799	4,502	578
Equity in earnings of unconsolidated affiliates, net of dividends received	3,461	1,672	316
Gain on sale of investment	(10,924)	-	-
Non-cash gain from consolidation of West Greenwich Technology Associates, L.P.	-	(5,292)	-
Termination of interest rate swaps	-	-	11,357
Other	16,438	10,726	2,740
Changes in operating assets and liabilities:
Trade accounts receivable	(48,207)	3,788	(12,007)
Inventories	28,522	3,030	14,387
Accounts payable	14,248	2,186	13,734
Employee compensation	(15,118)	(4,231)	(1,022)
Advance payments from customers	(33,994)	51,601	(10,109)
Deferred revenue and advance billings	15,037	(2,979)	6,954
Income taxes payable	11,484	(27,649)	5,590
Other assets and liabilities	(10,540)	5,565	13,062
NET CASH PROVIDED BY OPERATING ACTIVITIES	375,209	415,067	332,256

INVESTING ACTIVITIES
Acquisitions (net of cash acquired)	(200,730)	(74,442)	-
Purchases of systems, equipment and other assets relating to contracts	(245,592)	(268,010)	(155,556)
Purchases of available-for-sale investment securities	(246,975)	(242,050)	-
Maturities and sales of available-for-sale investment securities	272,000	20,200	-
Proceeds from sale of investments	11,773	-	2,560
Purchases of property, plant and equipment	(12,875)	(12,772)	(5,612)
Increase in restricted cash	(5,112)	-	-
Investments in and advances to unconsolidated subsidiaries	(2,071)	(2,885)	-
Refundable performance deposit	-	(20,000)	-
License fee	-	(12,500)	-
NET CASH USED FOR INVESTING ACTIVITIES	(429,582)	(612,459)	(158,608)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	343,254	252,588	-
Principal payments on long-term debt	(167,692)	(33,293)	(47,416)
Purchases of treasury stock	(120,658)	-	(64,032)
Dividends paid	(39,830)	(29,977)	-
Premiums and fees paid in connection with the early retirement of debt	(10,610)	(731)	(3,434)
Proceeds from stock options	13,546	23,943	16,867
Other	(505)	(6,324)	1,822
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	17,505	206,206	(96,193)

Effect of exchange rate changes on cash	1,975	4,351	3,624
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(34,893)	13,165	81,079

Cash and cash equivalents at beginning of year	129,339	116,174	35,095

CASH AND CASH EQUIVALENTS AT END OF YEAR	$94,446	$129,339	$116,174

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	February 26,	February 28,
	2005	2004
ASSETS	(Dollars in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$94,446	$129,339
Investment securities available-for-sale	196,825	221,850
Trade accounts receivable, net	168,706	118,902
Sales-type lease receivables	3,461	7,705
Refundable performance deposit	8,000	-
Inventories	61,135	76,784
Deferred income taxes	31,435	34,396
Other current assets	26,646	24,426
TOTAL CURRENT ASSETS	590,654	613,402

SYSTEMS, EQUIPMENT AND OTHER ASSETS RELATING TO CONTRACTS, net	720,438	591,362

GOODWILL, net	331,022	188,612

PROPERTY, PLANT AND EQUIPMENT, net	74,558	57,576

INTANGIBLE ASSETS, net	70,839	28,231

REFUNDABLE PERFORMANCE DEPOSIT	12,000	20,000

SALES-TYPE LEASE RECEIVABLES	4,756	17,653

OTHER ASSETS	50,874	42,295
TOTAL ASSETS	$1,855,141	$1,559,131

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$99,234	$80,004
Accrued expenses	54,227	47,428
Employee compensation	21,862	33,981
Advance payments from customers	42,865	104,128
Deferred revenue and advance billings	29,705	14,459
Income taxes payable	16,499	12,394
Taxes other than income taxes	16,572	19,459
Short-term borrowings	334	-
Current portion of long-term debt	2,476	106,319
TOTAL CURRENT LIABILITIES	283,774	418,172

LONG-TERM DEBT, less current portion	726,329	463,215

OTHER LIABILITIES	83,260	53,736

DEFERRED INCOME TAXES	106,010	61,719

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Preferred Stock, par value $.01 per share - 20,000,000 shares authorized, none issued	-	-
Common Stock, par value $.01 per share - 200,000,000 shares authorized, 116,551,144 and 184,590,808 shares issued; 115,006,751 and 118,395,168 shares outstanding at February 26, 2005 and February 28, 2004, respectively	1,166	923
Additional paid-in capital	278,204	266,320
Accumulated other comprehensive loss	(43,227)	(70,508)
Retained earnings	455,537	839,270
	691,680	1,036,005
Less cost of 1,544,393 and 66,195,640 shares in treasury at February 26, 2005 and February 28, 2004, respectively	(35,912)	(473,716)
	655,768	562,289
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,855,141	$1,559,131